                             JOINT FILING AGREEMENT

The undersigned, MVIL, LLC is jointly filing the attached Form 4 with
MORNINGSIDE VENTURE INVESTMENTS LIMITED with respect to the beneficial ownership of securities of Amylyx Pharmaceuticals, Inc.

For and on behalf of

MVIL, LLC

By: /s/ Cheng Yee Wing Betty
    -------------------------
Cheng Yee Wing Betty, Manager